Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended August 31, 2022

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies		Nonperforming Loans
(Dollars in millions, except as noted)	Average	Period-End	Amount	Rate(1)	Amount	Rate(2)	Amount	Rate(3)
Credit Card:(4)(5)
Domestic	$117,932	$120,478	$198	2.02%	$3,322	2.76%	N/A	N/A
Consumer Banking:
Auto	79,725	79,711	75	1.13	4,013	5.03	$463	0.58%
___________________
(1)Net charge-off rate is calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.
(2)30+ day performing delinquency rate is calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(3)Nonperforming loan rate is calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)Period-end loans held for investment and average loans held for investment include billed finance charges and fees. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. Billed finance charges and fees that are ultimately uncollectible are reflected as a reduction in revenue and not included in our net charge-offs.
(5)In August 2022, in addition to our normal recovery activity, we sold a pool of charged-off loans that resulted in elevated debt sale recovery activity of approximately $33 million, which decreased the Domestic Credit Card net charge-off rate for August by approximately 33 basis points. Excluding this impact, the Domestic Credit Card net charge-off rate would have been 2.35% for August 2022.